Exhibit 10.31

Key Employee Special Bonus Agreement

This Key Employee Special Bonus Agreement (this “Agreement”) is made and entered into as of March 14, 2006 by and between Employee’s Name (“you”) and Employee’s Business Unit (“Willbros” or the “Company”).

Bonus:    Willbros will pay you a bonus (the “Bonus”) in a total amount equal to         % of your annualized base salary as in effect on the date of this Agreement. The Bonus will be payable in installments, on the terms and conditions described below. Provided you meet the eligibility conditions described in this Agreement, you will receive installment payments of your Bonus, in the following percentages of the total Bonus amount and on the following dates, or within 30 days thereafter (at Willbros’ election):

Date	Percentage of Bonus Payable
March 14, 2006	33.33%
March 14, 2007	33.33%
March 14, 2008	33.34%

Bonus installments that you may become entitled to receive on March 14, 2007 and March 14, 2008 will earn interest at the rate of 10% annually until the date of payment, provided you have met the eligibility conditions for payment as described below. All payments pursuant to this Agreement will be subject to any applicable withholding for taxes.

General Eligibility Conditions:    Except as described in the following paragraph, you must be employed with Willbros or one of its affiliates on the due date for a Bonus installment payment to receive that payment. If you terminate your employment with the Company or its affiliates or if the Company terminates your employment for Cause (as defined below), in either case prior to the time any installment payment is due under this Agreement, you will forfeit your rights to receive all Bonus installments that were not payable to you prior to the date your employment was terminated. For purposes of this Agreement, the term “Cause” means your gross negligence, willful misconduct, or significant fraud or illegal conduct in the performance of your duties with the Company.

Effect of Certain Terminations of Employment:    If the termination of your employment is due to your death, disability under circumstances that would entitle you to long term disability benefits under the Willbros Long Term Disability Program (“Disability”) or Retirement (as defined in the 1996 Willbros Stock Plan), or Willbros terminates your employment for reasons other than Cause, the Compensation Committee of Willbros Group, Inc.’s Board of Directors (the “Committee”) will determine, in its sole discretion, if any Bonus installments that were not yet payable to you when your employment terminated will nevertheless be paid to you. If your employment with the Company is terminated in connection with a Change-In-Control (as defined in the Willbros Group, Inc. Severance Plan and the Willbros Management Severance Plan, whichever applies to you) under circumstances that would entitle you to receive severance benefits under such plan, any unpaid Bonus installments will also be paid to you. Any Bonus installments that become payable as described in this paragraph, will be paid to you, along with applicable interest to the date of payment, in a single lump sum as soon as practicable following the date of the Committee’s determination that they are payable or the date that the Change-in-Control occurs, as applicable, but in no event later than two and one-half months after the end of the calendar year in which such date occurs. Notwithstanding the foregoing, the Company may delay any payment under this Agreement to the extent the Committee reasonably believes such delay is necessary or appropriate in order to comply with or avoid the adverse tax consequences of Section 409A of the Internal Revenue Code of 1986, as amended, and you agree to execute any amendment to this Agreement that may be required by the Company to provide for such delay.

Effect on Other Agreements:    This Agreement cannot be deemed to constitute a contract of employment, nor will any provision hereof affect (i) your status as an employee at will of the Company or (ii) the terms and conditions of any other agreement between you and the Company or any of its affiliates.

Confidentiality:    This Agreement is strictly confidential between you and Willbros.

Execution and Return of This Agreement:    Please execute this Agreement and return a signed copy of it to Dennis G. Berryhill at Willbros USA, Inc. no later than March 31, 2006, acknowledging your understanding and acceptance of the terms of the Bonus awarded to you under this Agreement.

Dennis G. Berryhill Vice President & Secretary Willbros USA, Inc.

Employee’s Business Unit

I understand and accept the terms of this Agreement.

EMPLOYEE

Employee’s Signature	Date